EXHIBIT 19.1

GILEAD SCIENCES, INC.
INSIDER TRADING POLICY
TABLE OF CONTENTS
1.0INTRODUCTION
2.0OBJECTIVES
3.0BACKGROUND
3.1.PURPOSES
3.2.IMPORTANT DEFINITIONS
3.3.PENALTIES AND SANCTIONS
4.0TRADING BY COVERED PERSONS
5.0POLICY STATEMENTS
6.0POST-TERMINATION OBLIGATIONS
7.0PROCEDURES
1.0    INTRODUCTION
The Common Stock, par value $.001 per share (the “Common Stock”), of Gilead Sciences, Inc. (together with its subsidiaries, the “Company”), is registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our officers, directors and employees may receive material nonpublic information regarding the Company and other companies with which we do business. Sharing or using such material nonpublic information may be subject to regulation under the Exchange Act, and trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys’ Office. Accordingly, the Gilead Sciences, Inc. Board of Directors has adopted this Insider Trading Policy (this “Policy”). Equivalent local laws may apply depending on the individual’s location.
This Policy is of paramount importance to the Company and applies to all officers, directors and employees (each a “Covered Person”). The term “Covered Persons” also includes relatives who share the same home with a Covered Person, as well as persons or entities over which a Covered Person has the ability to influence or direct investment decisions concerning Company securities. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information regarding the Company
It is also Company policy to comply with applicable securities laws concerning trading when engaging in transactions in Company securities on the Company’s behalf.
*** IMPORTANT NOTE: THE COMPANY’S LEGAL DEPARTMENT DOES NOT GIVE “LEGAL ADVICE” TO INDIVIDUAL EMPLOYEES. Although you may direct any questions you may have regarding this Policy to the Company’s legal department (“Legal”), Legal’s client is the Company, not the individual employees of the Company. Employees are not entitled to rely on Legal’s reply or any preclearance determination by the Securities Watch Team as “legal advice” and there is not any attorney client privilege covering the conversation with Legal from the employee’s perspective. Employees may consult with their own advisors, including personal attorneys, regarding trading decisions, but are not permitted to disclose any confidential information of the Company, including potentially material, nonpublic information, to their advisors without the consent of Legal.

2.0    OBJECTIVES
This Policy is designed to accomplish the following objectives:
(i)    promote awareness of and compliance with the laws prohibiting insider trading;
(ii)    prevent occurrences that could cause the Company to violate confidentiality agreements with third parties, prejudice the Company’s business relationships or damage our reputation for integrity and ethical conduct; and
(iii)    prevent violations of, and help protect the Company from liability under, applicable federal, state and foreign securities laws.
STRICT COMPLIANCE WITH THIS POLICY IS EXPECTED OF ALL COVERED PERSONS. ANY VIOLATION MAY RESULT IN COMPANY-IMPOSED SANCTIONS, INCLUDING TERMINATION OF EMPLOYMENT, SUBJECT TO APPLICABLE LOCAL LAWS AND PROCESSES.
COVERED PERSONS ARE INDIVIDUALLY RESPONSIBLE FOR COMPLIANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS AND WILL BE PERSONALLY LIABLE FOR THEIR OWN VIOLATIONS, SUBJECT TO APPLICABLE LOCAL LAWS.
Compliance with this Policy is a condition of employment with the Company. UPON YOUR RECEIPT OF THIS POLICY OR ANY REVISED VERSIONS, PLEASE STUDY IT CAREFULLY TO ENSURE STRICT COMPLIANCE. Questions relating to this Policy should be directed to the head of the Company’s Corporate Legal department.
3.0    BACKGROUND
3.1    Purposes
In the course of performing their duties for the Company, Covered Persons may receive information regarding the Company (and possibly other public companies) that is not generally available to the investing public. The U.S. federal securities laws contain provisions designed to protect investors from the advantage a corporate insider may have by trading in securities while in possession of material nonpublic information. Any person who, by virtue of his or her position or relationship with the Company, possesses material nonpublic information concerning the Company is prohibited by U.S. law from buying, selling or gifting our securities while in possession of such material nonpublic information or directly or indirectly passing that information to others who may engage in such transactions (sometimes referred to as “tipping”). This also includes using such information only to recommend that someone else buy, hold, gift or sell securities. These rules apply whether or not there is an active trading market for the Common Stock. SUCH VIOLATIONS MAY BE BASED ON THE MERE FACT THAT YOU POSSESS MATERIAL NONPUBLIC INFORMATION, WITHOUT REGARD TO WHETHER YOUR DECISION TO TRADE OR RECOMMEND A TRADE WAS BASED ON THAT INFORMATION. The trading restrictions of this Policy do not apply to purchases of Company securities made by the Company or its employees pursuant to advance instructions as part of employee benefit plans (e.g., the Company’s Employee Stock Purchase Plan); however, the Policy does apply to sales or gifts of Company securities acquired through such plans. The trading restrictions of this Policy in the U.S. also do not apply to purchases, sales or gifts of Company securities made in accordance with a plan or contract that meets the requirements of SEC Rule 10b5-1 that was executed during an open trading window (an “Open Trading Window”) and at a time when the Covered Person did not possess material nonpublic information. Please contact Legal if you have questions regarding 10b5-1 plans. See Section 5.0 paragraph 2 below for a complete list of exceptions to the trading restrictions. Equivalent local laws may apply depending on the individual’s location.
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions related to the Company securities. It is therefore the Company’s policy that any Covered Persons, whether or not in possession of material nonpublic information, may not engage in any of the following transactions related to the Company securities:
•Short sales;
•Publicly traded options, including put options, call options or other derivative securities;
•Hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and
•Purchasing securities on margin, borrowing against any account in which Company securities are held and pledging securities
It is also a violation of this Policy to trade on or tip material nonpublic information concerning other public companies with which the Company has a current or prospective business relationship, such as collaboration partners, lenders, customers or suppliers. From time to time, the Company may pursue potential business transactions with other companies and may receive material nonpublic information concerning those companies. Such potential transactions are typically conducted under an agreement requiring the Company to preserve the confidentiality of the information. It is important to understand that all nonpublic information with respect to other companies with which the Company has or proposes to have, a business relationship is fully covered by this Policy, because misuse of such information may result in a violation of U.S. federal securities laws.
In the U.S., public investors must have a reasonable waiting period after material nonpublic information is publicly disclosed by the Company before Covered Persons in possession of such information may purchase, sell or gift securities. The purpose of this waiting period is to enable the securities markets to receive and evaluate the information. While the length of a reasonable waiting period may vary depending on the circumstances, with respect to the quarterly blackout periods applicable to Tier I Insiders and Tier II Insiders (each as defined in Section 4.0 below), the Company has selected a waiting period that expires at the beginning of the second trading day after the day on which the information is made publicly available by the Company. For example, if the Company releases the earnings information to the public on a Monday (whether before, during or after trading), the waiting period will continue until the morning of the following Wednesday (assuming Tuesday of that week is a trading day), and trading by a Covered Person could resume on Wednesday morning, unless instructed by the Company to the contrary and otherwise in compliance with this Policy.
The Nasdaq stock exchange maintains sophisticated trade tracking software and routinely cross checks trade information with employee lists to determine if employees of a company have traded in advance of significant news. When this happens, an inquiry is commenced by sending the company a letter with a list of the names of persons who traded in advance of the significant news. Even when persons do not in fact have any information in advance of the news, the fact that the inquiry has begun may need to be disclosed publicly. It is critical that Covered Persons take all precautions to avoid any trade becoming subject to question.
3.2    Important Definitions
In order for Covered Persons to comply with this Policy, it is important to understand the meaning and scope of the following terms:
1.Material Information. Information is material for purposes of this Policy (i) if there is a substantial likelihood a reasonable investor would consider it important in deciding whether to buy, sell, gift or hold a security, or (ii) if the release of the information could have a significant impact on the price of a security. Information can be material (a) whether it is positive or negative, (b) whether it was received from the Company or from a source not connected with the Company, (c) whether it affects the Company or its business, financial condition, results of operations, assets, net worth or future prospects, or affects the market price of the Common Stock, or (d) even though it would not by itself determine an investor’s decision or affect the market price. It is important to bear in mind that information need not be historical or certain to be material; events or projections that are uncertain or contingent may also be material.
Although it is not possible to list all types of information that may be “material,” information concerning the following events are more likely to be considered material:
•results of operations, especially earnings;
•financial forecasts, especially estimates of earnings;
•significant changes in previously disclosed financial information;
•significant changes in financial liquidity;
•declaration of dividends, stock splits or stock dividends;
•proposals or agreements regarding significant mergers, acquisitions or dispositions;
•proposed issuances of new securities, whether public or private;
•significant borrowings;
•actions by third parties or by government agencies that could adversely affect the validity or term of the patents protecting our products, manufacturing or research activities;
•results of later stage clinical trials;
•actions by regulatory agencies affecting the marketing approval or labeling of products or product candidates;
•post marketing clinical data regarding products that could adversely affect their commercial acceptance, marketing approval or labeling;
•significant expansion or reduction of operations;
•significant license arrangements;
•major litigation or contingent liabilities or obligations;
•significant cybersecurity incidents;
•senior management or control changes; and
•other significant positive or negative events.
This list is not exhaustive. Other types of information may be material at any particular time, depending on the circumstances. In addition, you may not need knowledge of specific facts to be deemed in possession of material nonpublic information. If you have knowledge that material nonpublic information exists regarding the Company or a publicly-held company with which the Company does business, you should refrain from trading in securities of the Company or the other company.
WHEN IN DOUBT, INFORMATION SHOULD ALWAYS BE PRESUMED TO BE MATERIAL.
2.Nonpublic Information. In order for information to be considered “publicly available” or “made available to the public,” it must have been released by the Company through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. Information should be considered to have been “made available to the public” or “publicly available” only if it has been (i) disclosed in a report filed with the SEC (or equivalent local authorities) by the Company (or the company with which we have business dealings, as the case may be), (ii) included in a press release made available by the Company (or such other company) to the general public, or (iii) disclosed by the Company (or such other company) on a generally accessible conference call or webcast. Any information which does not meet these standards is considered “nonpublic.” Any doubts in this regard should be resolved in favor of considering it “nonpublic.”

3.Security. The term “security” includes the Common Stock and any put, call, option, warrant, right, privilege or other derivative with respect to the Common Stock. Securities also include preferred stock, certain debt instruments and securities indices. All types of securities are covered by this Policy, whether or not they are traded on an exchange or in the over-the-counter market or otherwise.
3.3    Penalties and Sanctions
U.S. federal and state laws prohibit the purchase or sale of securities while in possession of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities. The SEC, U.S. Attorneys and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.
U.S. federal securities laws also impose potential liability on companies and other “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely trading violation by an employee or other personnel under their control.
In addition, failure to comply with this Policy may subject employees to Company-imposed disciplinary action, including termination for cause, whether or not such failure to comply results in a violation of law, subject to local laws.
4.0    TRADING BY COVERED PERSONS
For purposes of the following policy statements and procedures, transactions by a Covered Person shall include any purchase, sale or gift of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of a relative who resides with the Covered Person, or (c) by any person or entity over which the Covered Person has the ability to influence or direct investment decisions concerning Company securities, whether the trade is for the benefit of the Covered Person or another person.
For purposes of the following policy statements and procedures, “Tier I Insiders” shall include (a) members of the Gilead Sciences, Inc. Board of Directors; (b) Gilead Sciences, Inc. employees with a title of Executive Vice President or higher; and (c) certain other Company employees who are designated to be considered Tier I Insiders for this purpose by the Securities Watch Team. For purposes of the following policy statements and procedures, “Tier II Insiders” shall include certain Company employees (who are not Tier I Insiders) who are designated to be considered Tier II Insiders for this purpose by the Securities Watch Team.
5.0    POLICY STATEMENTS
1.    NO COVERED PERSON WHO POSSESSES MATERIAL NONPUBLIC INFORMATION CONCERNING THE COMPANY OR ANY PUBLICLY HELD COMPANY WITH WHICH WE DO BUSINESS MAY PURCHASE, SELL OR GIFT SECURITIES OF THE COMPANY OR SUCH OTHER COMPANY UNTIL SUCH TIME AS THE INFORMATION HAS BEEN MADE PUBLICLY AVAILABLE AND, TO THE EXTENT APPLICABLE, THE PURCHASE, SALE OR GIFT HAS BEEN CLEARED IN ACCORDANCE WITH POLICY STATEMENT 3 BELOW.
2.    NO TIER I INSIDER AND NO TIER II INSIDER (OR RELATIVES SHARING THE SAME HOME WITH SUCH PERSON OR PERSONS OR ENTITIES OVER WHICH SUCH PERSON HAS THE ABILITY TO INFLUENCE OR DIRECT INVESTMENT DECISIONS CONCERNING COMPANY SECURITIES) SHALL PURCHASE, SELL, GIFT OR OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY DURING A QUARTERLY BLACKOUT PERIOD AS DESCRIBED BELOW, AND NO DESIGNATED INSIDERS (OR RELATIVES SHARING THE SAME HOME WITH SUCH PERSON OR PERSONS OR ENTITIES OVER WHICH SUCH PERSON HAS THE ABILITY TO INFLUENCE OR DIRECT INVESTMENT DECISIONS CONCERNING COMPANY SECURITIES) SHALL PURCHASE, SELL, GIFT OR

OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY DURING A SPECIAL BLACKOUT PERIOD AS DESCRIBED BELOW.
What is a Quarterly Blackout Period?
With respect to Tier I Insiders, the period beginning on the close of business on the last trading day of the second month of each fiscal quarter and ending on the morning of the second trading day after the Company’s results of operations for that fiscal quarter have been publicly disclosed (or, in the case of the fourth quarter, after the Company’s results of operations for the fiscal year then ended have been disclosed) shall be a “Quarterly Blackout Period.” With respect to Tier II Insiders, the Quarterly Blackout Period begins on the close of business on the last trading day of each fiscal quarter and ends on the same day as described above with regard to Tier I Insiders.
If a Tier I Insider or a Tier II Insider ceases to be a Tier I Insider or a Tier II Insider during a Quarterly Blackout Period, such Quarterly Blackout Period shall continue to apply to such person until its expiration in accordance with the above, and such person shall not be subject to any subsequent blackout period(s). In addition, if a Tier I Insider or Tier II Insider is in possession of material nonpublic information when his or her employment or affiliation with the Company terminates, such person may not trade in Company securities until that information becomes public or is no longer material.
What is a Special Blackout Period?
Events other than the Company’s quarterly disclosure of its results of operations may result in an event-specific blackout period or “Special Blackout Period,” during which trades in the Company’s securities by specified individuals aware of such information known as “Designated Insiders,” are prohibited. From time to time, an event may occur that is material to the Company and that is known only by Designated Insiders. When the event remains material and nonpublic, trading in the Company’s securities by Designated Insiders will be prohibited. The reason for a Special Blackout Period may not be disclosed, and any person made aware of the existence of a Special Blackout Period should not disclose the existence of the Special Blackout Period to any other person. The failure of the Securities Watch Team to designate a person as being subject to a Special Blackout Period will not relieve that person of their obligation to avoid trading while aware of material nonpublic information.
Exceptions
The only exceptions to the prohibition against trading during a Quarterly Blackout Period or Special Blackout Period are: (i) the cash exercise of stock options (however, the subsequent sale or gift of the purchased shares during any Quarterly Blackout Period or Special Blackout Period is prohibited; accordingly, a same-day exercise and sale or gift transaction is not permissible), (ii) the automatic purchase of stock pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”) (however, the subsequent sale or gift of the ESPP shares during any Quarterly Blackout Period or Special Blackout Period is prohibited), (iii) the investment in “Phantom Shares” by an “Eligible Director” pursuant to the Company’s 2005 Deferred Compensation Plan, as such terms are defined therein, and, any distribution of stock attributable to an Eligible Director’s investment in Phantom Shares, (iv) the purchase, sale or gift of securities pursuant to a SEC Rule 10b5-1 plan entered into during an Open Trading Window, and (v) the automatic share withholding by the Company immediately upon issuance of a full value stock award in order to satisfy any applicable U.S. federal and state income and employment taxes.

The prohibition against trading during a Quarterly Blackout Period or Special Blackout Period does not mean that trading during Open Trading Windows is automatically permitted. This Policy governs under what circumstances Covered Persons may or may not trade during any Open Trading Window. IN OTHER WORDS, TIER I INSIDERS AND TIER II INSIDERS ARE PROHIBITED FROM TRADING DURING A QUARTERLY BLACKOUT PERIOD AS DESCRIBED IN THIS POLICY AND DESIGNATED INSIDERS ARE PROHIBITED FROM TRADING DURING A SPECIAL BLACKOUT PERIOD, AND SO LONG AS THEY (OR ANY COVERED PERSON) ARE AWARE OF MATERIAL NONPUBLIC INFORMATION, THEY (OR ANY COVERED PERSON) ARE ALSO PROHIBITED FROM TRADING ON OR DISCLOSING THAT INFORMATION DURING AN OPEN TRADING WINDOW.
3.    NO GILEAD SCIENCES, INC. BOARD MEMBER OR ANY TIER I INSIDER WITH A TITLE OF EXECUTIVE VICE PRESIDENT OR HIGHER AT GILEAD SCIENCES, INC. OR ANY OF ITS SUBSIDIARIES (OR RELATIVES SHARING THE SAME HOME WITH SUCH PERSON OR PERSONS OR ENTITIES OVER WHICH SUCH PERSON HAS THE ABILITY TO INFLUENCE OR DIRECT INVESTMENT DECISIONS CONCERNING COMPANY SECURITIES) (EACH, A “RESTRICTED PERSON”) MAY PURCHASE, SELL OR GIFT ANY SECURITIES OF THE COMPANY WITHOUT THE PRIOR APPROVAL OF THE TRANSACTION AND AMOUNT OF SECURITIES IN EACH INSTANCE BY THE COMPANY’S SECURITIES WATCH TEAM (SEE SECTION 7.0 PROCEDURES BELOW).
Pre-clearance enables the Securities Watch Team to determine whether circumstances exist which might subject a Restricted Person to a charge of trading on material nonpublic information, and Restricted Persons must realize that, as a condition of their employment, the Company reserves the right to prohibit trading in its securities by Restricted Persons for any reason. Restricted Persons must also realize that the Securities Watch Team’s clearance of a particular transaction does not alleviate such person’s obligation under the law and this Policy to refrain from engaging in the transaction if such person in fact possesses material nonpublic information about the Company. IN OTHER WORDS, CLEARANCE FOR TRADING BY THE SECURITIES WATCH TEAM IS NOT LEGAL ADVICE AND IS NOT A DEFENSE AGAINST LIABILITY FOR INSIDER TRADING. A RESTRICTED PERSON WILL NOT BE RELIEVED OF SUCH LIABILITY IF HE OR SHE IN FACT VIOLATES THE LAW OR THIS POLICY BECAUSE IT IS ULTIMATELY THE RESTRICTED PERSON’S RESPONSIBILITY TO DETERMINE WHETHER OR NOT HE OR SHE IS IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.
If a Restricted Person ceases to be a Restricted Person, upon such termination, such person will NOT be subject to these pre-clearance requirements after his or her affiliation with the Company has terminated. If a Restricted Person is in possession of material nonpublic information when his or her employment or affiliation with the Company terminates, such person may not trade in Company securities until that information becomes public or is no longer material.
4.    NO COVERED PERSON SHALL COMMUNICATE MATERIAL NONPUBLIC INFORMATION OF THE COMPANY OR ANY PUBLICLY-HELD COMPANY WITH WHICH WE DO BUSINESS TO PERSONS OUTSIDE THE COMPANY OR, EXCEPT ON A NEED-TO-KNOW BASIS, PERSONS INSIDE THE COMPANY (“TIPPING”) BEFORE ITS PUBLIC DISCLOSURE AND DISSEMINATION. NO COVERED PERSON SHALL ADVISE ANY OTHER PERSON REGARDING THE SECURITIES OF THE COMPANY OR ANY PUBLICLY-HELD COMPANY WITH WHICH WE DO BUSINESS WHEN HE OR SHE POSSESSES MATERIAL NONPUBLIC INFORMATION ABOUT THE COMPANY OR SUCH OTHER COMPANY.
5.    NO COVERED PERSON SHALL (i) ENGAGE IN ANY SHORT SALE OF ANY SECURITIES OF THE COMPANY, OR (ii) PURCHASE OPTIONS, PUTS, CALLS OR SIMILAR DERIVATIVE SECURITIES OF OR RELATED TO THE COMPANY. THIS POLICY STATEMENT APPLIES TO COMPANIES WITH WHICH WE DO BUSINESS TO THE EXTENT MATERIAL NONPUBLIC INFORMATION REGARDING SUCH OTHER COMPANY IS GAINED AS A RESULT OF THE COVERED PERSON’S

RELATIONSHIP WITH THE COMPANY. NO COVERED PERSON SHALL PLEDGE ANY SECURITIES OF THE COMPANY.
6.    SHOULD ANY COVERED PERSON BECOME AWARE THAT ANY OTHER COVERED PERSON IS VIOLATING OR IS ABOUT TO VIOLATE THIS POLICY, SUCH ACTUAL OR POTENTIAL VIOLATION MUST BE REPORTED IMMEDIATELY TO THE GENERAL COUNSEL OF THE COMPANY.
7.    SEC Rule 10b5-1 provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan, THE INSIDER has acted in good faith with respect to that PLAN, AND THE PLAN was adopted at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that PARTICIPANTS (AS DEFINED IN THE COMPANY’S 10B5-1 POLICY) may make trades pursuant to a Rule 10b5-1 plan, provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the Covered Person would otherwise have been able to trade under this Policy and (iii) adoption of the plan was expressly authorized by a member of the Securities Watch Team. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Company’s Securities Watch Team. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s Securities Watch Team within one business day of such modification or termination.
6.0    POST-TERMINATION OBLIGATIONS

If a Covered Person is in possession of material nonpublic information when his or her employment or affiliation with the Company terminates, such person may not trade in Company securities until that information becomes public or is no longer material. If a Tier I Insider or Tier II Insider’s employment or affiliation with the Company terminates during a Quarterly Blackout Period, such Quarterly Blackout Period shall continue to apply to such person until its expiration and such person will not be subject to any subsequent trading blackout period. If a Restricted Person’s employment or affiliation with the Company terminates, such person will not be subject to pre-clearance requirements after such termination.
7.0    PROCEDURES
The Company’s Chief Financial Officer, the Company’s General Counsel, and the Company’s Vice President, Corporate Legal, are designated as the Securities Watch Team for purposes of implementing the following procedures:
•Each Restricted Person must seek approval from the Securities Watch Team prior to consummating any transaction (which, as used in this Policy, includes any gift of the Company’s securities) in the Company’s securities, including providing the number of shares proposed for any transaction (Policy Statement 3).
In addition, Restricted Persons must seek prior approval of transactions in the securities of the Company by persons or entities over which they have the ability to influence or direct investment decisions concerning Company securities or relatives who live with them. Approval should be sought by contacting any member of the Securities Watch Team and inquiring whether transactions in securities of the Company are permissible at that time. A Securities Watch Team member will respond to the inquiry as soon as possible and is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. If approval is granted, it shall be considered automatically revoked four (4) full trading days following the approval, or earlier if the inquiring Covered Person becomes aware of material non-public information or is so notified by the Securities Watch Team. In addition, pre-clearance approval shall be automatically revoked upon the commencement of any Quarterly Blackout Period or Special Blackout Period applicable to the Covered Person. A decision by a Securities Watch Team member to withhold or revoke pre-clearance should not be disclosed to any other person. It is the responsibility of the Covered Person to manage any prearranged trades (e.g., limit or stop orders), other than trades under previously adopted plan that complies with the requirements of SEC Rule 10b5-1, that they may have placed to ensure that no prearranged trades are executed during any blackout period and, if subject to the pre-clearance procedures, during any Open Trading Window for which pre-clearance has not been obtained.
The foregoing policy statements and procedures do not apply to transactions with any mutual funds or money market funds which may hold the securities of the Company, nor do they apply to trust accounts for the benefit of a Covered Person, provided the Covered Person has no discretion with respect to the investment decisions of the trust.